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Ratio of Earnings to Fixed Charges                                                                              EXHIBIT 12.1


                                                 Inception                Years Ended             Six Months Ended       Pro Forma
                                            (October 26, 1995)            December 31,                June 30,           Year Ended
                                                 through           -------------------------  ------------------------  December 31,
                                            December 31, 1995          1998          1997         1997         1998        1997
                                            ------------------     -----------  ------------  -----------  -----------  -----------
Pre tax loss                                     (58,088)          (4,774,816)  (15,715,031)  (5,702,668)  (5,025,987)  (7,749,000)

Fixed charges:
  Interest expensed                                5,129              237,060       887,324      303,519    2,158,649      433,513
  Interest capitalized
  Amortization of debt expense
  Rental expense
  Preferred stock dividend requirements
    of majority-owned subsidiaries
                                            ------------------     -----------  ------------  -----------  -----------  -----------
Deficiency of earnings to fixed charges          (52,959)          (4,537,756)  (14,827,707)  (5,399,149)  (2,867,338)  (7,315,487)
                                            ==================     ===========  ============  ===========  ===========  ===========

As disclosed in thousands                             53                4,538        14,828        5,399        2,867        7,315
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